EXHIBIT 15
ACCOUNTANTS’ LETTER RE: UNAUDITED FINANCIAL INFORMATION
The Board of Directors and Stockholders
Sanderson Farms, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan, the Registration Statement (Form S-8 No. 333-123099) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, and the Registration Statement (Form S-3 No. 333 — 153917) of our report dated May 25, 2010 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Forms 10-Q for the quarter ended April 30, 2010.

/s/ Ernst and Young LLP

New Orleans, Louisiana
May 25, 2010

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